UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

NRG ENERGY, INC.

(Name of Registrant as Specified in its Charter)

EXELON CORPORATION

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On July 6, 2009, Exelon issued the following press release:

Contact:	Exelon Communications
312-394-7417

Exelon Urges NRG Shareholders to Vote for Nine Independent Director

Candidates

Outlines Significantly Increased Offer and Over $3 Billion in Value It Brings to NRG

Shareholders

CHICAGO (July 6, 2009) – Exelon Corporation (NYSE:EXC) announced today that it has mailed a letter to shareholders of NRG Energy, Inc. detailing its increased offer to acquire NRG and the over $3 billion of value it brings to NRG’s shareholders. The letter also outlines the reasons NRG shareholders should vote the BLUE proxy card to elect nine new independent directors who will unlock the greatest stockholder value on behalf of NRG’s owners. The full text of the letter follows:

Dear NRG Energy, Inc. Shareholder:

EXELON HAS INCREASED ITS OFFER TO ACQUIRE NRG ENERGY BY OVER 12%

At NRG’s annual meeting, you have the opportunity to elect nine independent directors who we believe will give you the best opportunity to realize the benefits of an Exelon/NRG combination. Exelon’s increased offer creates over $3 billion of new value for NRG shareholders – almost half of NRG’s total market capitalization. There simply is no business plan or alternative strategic transaction that NRG can pursue that will come close to creating the substantial value that we believe you will get from a combination of NRG with Exelon. You will be able to realize the substantial value created by a combination of NRG and Exelon only if you and other NRG shareholders take action now, using the BLUE proxy card, to elect nine new independent directors to the NRG board.

Under the terms of the increased offer, Exelon is now offering to exchange each share of NRG common stock you own for 0.545 of a share of Exelon common stock – an increase of 12.4% from Exelon’s original offer of 0.485. More importantly, this offer now creates even more value for you immediately as an NRG shareholder and in the future as an owner of a combined Exelon/NRG. Given the substantial increase in transaction value to NRG shareholders, this offer represents our best and final offer. If you want to have the opportunity to capture the substantial value created by our offer, you must put nine new directors on the NRG board – anything short of that will not create the dramatic change needed to move beyond the current board’s entrenched opposition and management’s obstructionist tactics.

NRG’s board of directors and management stand in the way of your opportunity to realize the substantial value that can be created by a combined Exelon/NRG. The decision to pursue this value-creating transaction ultimately should be yours – not NRG management or the NRG board. To ensure that this occurs, Exelon is asking you to elect nine new independent directors to an expanded

NRG board of 19 directors. Any other outcome is certain to leave you with an NRG board and management that will continue their obstructionist tactics and destroy value in the process. It is now more important than ever that you change the dynamic and attitude inside the NRG boardroom and elect nine directors who will capitalize on the opportunity to create substantial value for you. We urge you to vote today using the BLUE proxy card – by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

EXELON’S INCREASED OFFER PROVIDES EVEN MORE VALUE TO NRG

SHAREHOLDERS TODAY

Exelon’s increased offer represents a transaction value of over $3 billion to NRG shareholders. When we first made our offer in October 2008, it represented a 37% premium to the closing price per share of NRG’s common stock on October 17, 2009, the last trading day before we made our proposal public. Before we made our offer in October, NRG’s stock performance closely followed the performance of its peer group of independent power producers. From October 17, 2008 through June 26, 2009, every one of these companies had decreased in value except for NRG, which was up over 20%. Clearly, our offer is supporting NRG’s current stock price at a level higher than the price would be in the absence of our offer. We have increased our offer by over 12% and we believe our offer now represents at least a 44% premium for NRG shareholders. This transaction offers substantial value to you and simply cannot and should not be ignored.

NRG SHAREHOLDERS WILL SHARE IN EVEN GREATER SYNERGIES

Through a very detailed eight-month review of NRG’s structure, cost platform and operations, we have identified an additional $1.5 billion in synergies, for a total net present value of $3.6 billion to $4.0 billion in synergies available through a combination of Exelon and NRG. These synergies will come from streamlining NRG’s decentralized operating structure, eliminating duplicate functions and applying our industry leading management model to NRG’s operations, resulting in a 30% reduction in NRG’s annual operating costs. Our increased offer gives NRG shareholders over $600 million of these synergies.

We are confident that these synergies are achievable. Exelon has a proven track record of repeatedly delivering targeted synergies and cost reductions. Following the 2000 Unicom/PECO merger, which created Exelon, we delivered approximately $250 million in annual savings, well above the target of $180 million. During the Exelon Way cost reductions in 2003-2004, we delivered approximately $350 million in operations and maintenance savings, as compared to the target of $210 million. These are the types of long-term, value-creating actions that we deliver for our shareholders and which we will provide to you as a shareholder in a combined Exelon/NRG.

EXELON/NRG: GREATER GROWTH AND VALUE AT LOWER RISK

Exelon is the most valuable utility in the United States, with the industry’s largest market capitalization of close to $33 billion, largely driven by owning and operating the largest, best run merchant generation fleet in the country – and our offer gives you an opportunity to participate in Exelon’s success. In addition to the immediate value our increased offer provides, you will be able to share in the significant future financial, operational and strategic value that a combination will offer.

•

The combination will result in the largest U.S. power company with a market cap of approximately $40 billion and allow NRG shareholders to upgrade to an investment-grade balance sheet. A combined company offers you stronger revenue, earnings and cash flow streams than currently exist, or likely would ever exist, for you as an NRG shareholder. The company will be better positioned to meet the climate challenge, finance the new investment that our industry will be called upon to make and react to an ever-changing marketplace than would a stand-alone NRG.

•

The combined company will have a significant presence in five major competitive markets (Illinois, Pennsylvania, Texas, California and the Northeast). This will create a truly national scale and bring considerable regional, fuel and regulatory diversity, thereby reducing the risk associated with dependence on two or three markets.

•

A combined Exelon/NRG will have the largest carbon upside potential in the industry, driven by Exelon’s ownership of the largest nuclear fleet in the U.S. Exelon expects its EBITDA could increase over $1 billion annually from the Waxman-Markey legislation that passed the U.S. House of Representatives on June 26, 2009. As a stand-alone company, NRG faces downside risk from carbon legislation because its production is dominated by coal plants.

•

With the addition of NRG’s two existing nuclear units at South Texas, the combined company will expand what is already the largest, best run, lowest cost nuclear fleet in the country. In addition, Exelon plans to build 1,300-1,500 MW of new nuclear through uprates at a fraction of the cost and risk of NRG’s partial ownership of South Texas 3 and 4. You will directly benefit from the increased output of these low-risk uprates as compared to experiencing the high risk of nuclear new build by a stand-alone, sub-investment grade NRG that would otherwise face significant challenges to make that project a reality.

NRG shareholders will be part of a company that has a history of financial discipline and shareholder return. Exelon has always had investment grade ratings, which enables consistent access to capital at low cost. Since its inception in 2000, Exelon has experienced total shareholder return of over 120%, as compared to a negative return for the S&P 500 of over 20% for the same time period. In addition, Exelon has consistently paid its shareholders a dividend whereas NRG is currently prohibited from returning value to its shareholders through dividends.

INDUSTRY CONSOLIDATION IS NEEDED

Now is the time for consolidation in our industry, especially for smaller, highly levered companies like NRG. Volatile commodity markets, unprecedented political and regulatory challenges, and the upheaval in the credit markets all contribute to the need to combine for greater strength. David Crane, NRG’s CEO, said himself the “sector is still extremely fractured and it has to consolidate.” The right parties for consolidation are Exelon and NRG, something confirmed by NRG’s own “market discovery” process that was commenced months ago with the goal of delivering value to you. Despite an eight-month effort, NRG’s market discovery process failed to yield any better value alternative than Exelon.

IT’S TIME FOR YOU TO ACT TO CAPTURE THIS VALUE

VOTE THE BLUE PROXY CARD

NRG shareholders can secure the highest value transaction possible by voting the BLUE proxy card TODAY FOR:

•	Election of each of the four independent candidates nominated to run in opposition to the entrenched incumbent directors up for re-election to the NRG board.

•	Expansion of the size of the NRG board to 19 directors.

•	Election of each of the five independent candidates nominated to serve on the expanded board.

These steps will not result in Exelon’s candidates constituting a majority of the NRG board but will sufficiently change the dynamic of the board and bring an unbiased approach and fresh thinking to the Exelon offer. Failing to elect all nine independent candidates will significantly reduce the likelihood that you will see a value enhancing transaction.

Your vote is extremely important. To elect directors who are committed to looking out for your best interests, including exploring a potential combination of Exelon and NRG, please vote the BLUE proxy card TODAY by telephone, by Internet, or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.

Thank you for your consideration.

Sincerely,

John W. Rowe

Chairman and Chief Executive Officer

Exelon Corporation

Exelon announced on June 17, 2009, that it had filed its definitive proxy materials with the Securities and Exchange Commission to solicit proxies from NRG shareholders at the NRG annual meeting of shareholders scheduled for July 21, 2009. Exelon urges all NRG shareholders to use the BLUE proxy card to vote in favor of proposals to expand the NRG board and elect nine new, independent and experienced directors who will act in the shareholders’ best interests to capture the highest shareholder value possible.

Important Information

This press release relates, in part, to the offer (the “Offer”) by Exelon Corporation (“Exelon”) through its direct wholly-owned subsidiary, Exelon Xchange Corporation (“Xchange”), to exchange each issued and outstanding share of common stock (the “NRG shares”) of NRG Energy, Inc. (“NRG”) for 0.545 of a share of Exelon common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, NRG shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (Reg. No. 333-155278) (including the Letter of Transmittal and related documents and as amended from time to time, the “Exchange Offer Documents”) previously filed by Exelon and Xchange with the Securities and Exchange Commission (the “SEC”). The Offer is made only through the Exchange Offer Documents. Investors and security holders are urged to read these documents and other relevant materials as they become available, because they will contain important information.

Exelon filed a preliminary proxy statement on Schedule 14A with the SEC on April 17, 2009 in connection with its solicitation of proxies (the “Preliminary Exelon Meeting Proxy Statement”) for a meeting of Exelon shareholders (the “Exelon Meeting”) to be called in order to approve the issuance of shares of Exelon common stock pursuant to the Offer. Exelon expects to file a definitive proxy statement on Schedule 14A with the SEC in connection with the solicitation of proxies for the Exelon

Meeting (the “Definitive Exelon Meeting Proxy Statement”) and may file other proxy solicitation material in connection therewith. Investors and security holders are urged to read the Preliminary Exelon Meeting Proxy Statement and the Definitive Exelon Meeting Proxy Statement and other relevant materials as they become available, because they will contain important information.

Investors and security holders can obtain copies of the materials described above (and all other related documents filed with the SEC) at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, toll free at 1-877-750-9501. Investors and security holders may also read and copy any reports, statements and other information filed by Exelon, Xchange or NRG with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Exelon and Xchange will be participants in the solicitation of proxies from Exelon shareholders for the Exelon Meeting or any adjournment or postponement thereof. In addition, certain directors and executive officers of Exelon and Xchange may solicit proxies for the Exelon Meeting. Information about Exelon and Exelon’s directors and executive officers is available in Schedule I to the Prospectus/Offer to Exchange. Information about Xchange and Xchange’s directors and executive officers is available in Schedule II to the Prospectus/Offer to Exchange. Information about any other participants will be included in the Definitive Exelon Meeting Proxy Statement.

Forward Looking Statements

This communication includes forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The factors that could cause actual results to differ materially from these forward-looking statements include Exelon’s ability to achieve the synergies contemplated by the proposed transaction, Exelon’s ability to promptly and effectively integrate the businesses of NRG and Exelon, and the timing to consummate the proposed transaction and obtain required regulatory approvals as well as those discussed in (1) the Exchange Offer Documents; (2) Exelon’s 2008 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (3) Exelon’s First Quarter 2009 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 13; and (4) other factors discussed in Exelon’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this communication. Exelon does not undertake any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this communication, except as required by law.

Statements made in connection with the Offer are not subject to the safe harbor protections provided to forward-looking statements under the Private Securities Litigation Reform Act of 1995.

All information in this communication concerning NRG, including its business, operations, and financial results, was obtained from public sources. While Exelon has no knowledge that any such information is inaccurate or incomplete, Exelon has not had the opportunity to verify any of that information.

###

Exelon Corporation is one of the nation’s largest electric utilities with nearly $19 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to 485,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.